Exhibit 99.1

DGSE Companies, Inc. Reports Second Quarter 2015 Results

DALLAS--(BUSINESS WIRE)--August 13, 2015--DGSE Companies, Inc. (NYSE MKT: DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the three and six months ended June 30, 2015.

Second Quarter 2015 Business and Financial Highlights

  DGSE reported a net loss of $90,000 for the quarter, which included a $42,000 gain from discontinued operations, and a loss of $132,000 from continuing operations.
  Revenues for the quarter from continuing operations were $14.9 million compared to $17.5 million, a 15% decline compared to the same period in 2014. DGSE continued to see declines in its bullion and scrap businesses, while its jewelry, watch and diamond business was flat to the prior year.
  Gross profit for the quarter from continuing operations decreased $441,000, or 15%, based on lower sales. Gross profit as a percent of revenue was consistent with the second quarter of 2014, at 17.2%.
  Selling, general and administrative expenses (“SG&A”) from continuing operations were down $824,000 in the quarter, to $2.5 million compared to $3.4 million during the second quarter of 2014. This reduction was achieved primarily through continued efforts to reduce expenses at all levels, including store-level operating expenses, corporate overhead and advertising expense.
  Loss for the quarter from continuing operations, net of taxes, was approximately $132,000 or $0.01 per share, compared to loss from continuing operations, net of taxes, of approximately $539,000, or $0.04 per share, in the second quarter of 2014, an improvement of $407,000.
  Net loss, inclusive of discontinued operations, was approximately $90,000 or $0.01 per share, compared to a net loss, inclusive of discontinued operations, of approximately $4,452,000, or $0.36 per share, in the second quarter of 2014, an improvement of $4,362,000.
  During the quarter, DGSE closed one store in the DFW market, and incurred a minor write down in fixed assets. Subsequent to the end of the quarter, DGSE closed a store in the Charleston market, and will recognize certain costs related to this closure in the third quarter.
  On August 10, the Company announced that Dusty Clem had tendered his resignation from the positions of Chairman, Chief Executive Officer, and President of DGSE, effective September 15, 2015. A search is currently under way for Mr. Clem’s replacement.
  Two of the Company’s independent Directors also tendered their resignation, for personal reasons, unrelated to Mr. Clem’s resignation. Bruce A. Quinnell and Dennis A. McGill resigned effective August 4, 2015 and August 6, 2015 respectively.

Dusty Clem, Chief Executive Officer of DGSE, stated, “The second quarter of 2015 represents a significant improvement over the same period last year, as well as the first quarter of 2015. While our bullion and scrap businesses continued to decline due to a difficult precious metals environment, our jewelry business was stable versus the prior year and up significantly from the first quarter, despite having fewer locations. In addition, through ongoing efforts to control costs and strategically exit underperforming stores, we have continued to lower our cost structure.” Mr. Clem continued, “DGSE will continue to focus on its strategy of growing our jewelry, watch and diamond businesses, while consolidating our store count where appropriate, with the goal of creating a smaller, but consistently profitable business for our shareholders.”

Second Quarter 2015 Results

For the quarter ended June 30, 2015, revenues from continuing operations were $14.9 million, a 15% decrease compared to $17.5 million in the quarter ended June 30, 2014. Bullion and scrap sales continued to trend downward, consistent with the industry, and DGSE’s jewelry, watch and diamond lines were consistent with the prior year quarter.

Gross profit from continuing operations in the quarter decreased by $441,000, or 15%, to $2.6 million as compared to $3.0 million during the second quarter of 2014. Gross margin as a percentage of revenue was 17.2% for the three months ended June 30, 2015, which was consistent from the same period in the prior year.

SG&A expenses decreased by $824,000, or 25%, to $2.5 million, as compared to $3.4 million during the same period in 2014. The overall decrease in SG&A was achieved primarily through continued efforts to reduce expenses at all levels, including store-level operating expenses, corporate overhead, and advertising expense.

Loss from continuing operations for the second quarter, net of taxes, was $132,000 or $0.01 per share compared to a loss from continuing operations of $539,000, or $0.04 per share, in the second quarter of 2014.

Income from discontinued operations for the three months ended June 30, 2015 was $42,000, related to the Southern Bullion Coin & Jewelry (“Southern Bullion”) locations closed in 2014, compared to a net loss of $3,913,000 for these locations in the same quarter of 2014. The current quarter income relates to adjustments in accrued expenses related to the wind down of all Southern Bullion operations. The Company believes it has recognized all material expenses related to the closure of Southern Bullion operations.

Net loss for the second quarter was $90,000 or $0.01 per share, compared to a net loss of $4,452,000, or $0.36 per share, in the second quarter of 2014.

Year-to-Date 2015 Results

For the six months ended June 30, 2015, revenues from continuing operations were $27.8 million, a 22% decrease compared to $35.6 million in the six months ended June 30, 2014. Bullion and scrap sales continued to trend downward, consistent with the industry, and DGSE’s jewelry, watch and diamond lines were down slightly compared to the same period in the prior year.

Gross profit from continuing operations in the first six months of 2015 decreased by $1.3 million, or 21%, to $4.9 million as compared to $6.2 million during the first six months of 2014. Gross margin as a percentage of revenue was 17.6% for the six months ended June 30, 2015, which was up slightly from 17.5% in the same period in the prior year.

SG&A expenses decreased by $1.3 million, or 19%, to $5.4 million, as compared to $6.7 million during the same period in 2014. The decrease was achieved despite recognizing $143,000 in expenses related to the closure of three DFW area stores. These expenses were primarily comprised of accelerated lease expense and fees related to early lease terminations. The overall decrease in SG&A was achieved primarily through continued efforts to reduce expenses at all levels, including store-level operating expenses, corporate overhead, and advertising expense.

Loss from continuing operations for the first six months of 2015, net of taxes, was $933,000 or $0.07 per share compared to a loss from continuing operations of $824,000, or $0.07 per share, in the first six months of 2014.

Income from discontinued operations for the six months ended June 30, 2015 was $44,000, related to the Southern Bullion locations closed in 2014, compared to a net loss of $4,152,000 for these locations in the same six months of 2014. The current period income relates to adjustments in accrued expenses related to the wind down of all Southern Bullion operations. The Company believes it has recognized all material expenses related to the closure of Southern Bullion operations.

Net loss for the first six months of 2015 was $889,000 or $0.07 per share, compared to a net loss of $4,975,000, or $0.41 per share, in the first six months of 2014.

Balance Sheet Summary

As of June 30, 2015, DGSE had cash and cash equivalents of $1.4 million compared to $2.2 million at December 31, 2014. Stockholders’ equity decreased 14% to $5.2 million at June 30, 2015 compared to $6.1 million at December 31, 2014. As of June 30, 2015, the outstanding balance on the Company’s credit facility with NTR Metals, LLC was $2.3 million compared to $2.3 million at December 31, 2014.

“As we announced earlier this week, Dusty Clem will be leaving DGSE in the coming weeks. On behalf of DGSE, I would like to thank Dusty for his many contributions to the Company, and wish him the best in his future endeavors,” stated C. Brett Burford, Chief Financial Officer of DGSE. “We have begun the search for a new leader that will continue DGSE’s efforts to create profitable, long-term growth for our shareholders. During this transition, we expect no impact on our ability to service our customers at the store level and create a positive jewelry, bullion and numismatic buying, and selling, experience.”

Conference Call

DGSE’s management will conduct a live teleconference to discuss its financial results:

Date:	August 13, 2015

Time:	4:30 p.m. ET/3:30 p.m. CT

Dial-in:	1-877-407-9039 if calling from the United States, or 1-201-689-8470 if dialing internationally.

Replay:	A replay will be available until midnight on August 20, 2015, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 13617039 to access the replay.

Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=115881.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange, Chicago Gold & Diamond Exchange (formerly Bullion Express), and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates websites which can be accessed at www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,444,800	$2,184,435
Trade receivables, net of allowances	171,479	904,076
Inventories	10,259,796	11,144,157
Prepaid expenses	188,172	104,513
Assets related to discontinued operations	-	49,729

Total current assets	12,064,247	14,386,910

Property and equipment, net	4,227,158	4,365,767
Intangible assets, net	20,676	27,568
Other assets	127,321	128,356

Total assets	$16,439,402	$18,908,601

LIABILITIES
Current Liabilities:
Current maturities of long-term debt	$135,454	$131,003
Current maturities of capital leases	11,817	11,529
Accounts payable-trade	4,569,895	5,831,736
Accrued expenses	775,180	1,541,552
Customer deposits and other liabilities	1,655,850	1,082,778
Liabilities related to discontinued operations	212,485	303,564

Total current liabilities	7,360,681	8,902,162

Line of credit, related party	2,303,359	2,303,359
Long-term debt, less current maturities	1,540,425	1,616,237

Total liabilities	11,204,465	12,821,758

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,296,446 and 12,238,846 shares issued and outstanding	122,964	122,388
Additional paid-in capital	34,267,577	34,231,271
Accumulated deficit	(29,155,604)	(28,266,816)
Total stockholders' equity	5,234,937	6,086,843

Total liabilities and stockholders' equity	$16,439,402	$18,908,601

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014

Revenue:
Sales	$14,942,637	$17,518,412	$27,817,786	$35,582,719
Cost of goods sold	12,373,461	14,508,228	22,915,427	29,361,864
Gross margin	2,569,176	3,010,184	4,902,359	6,220,855

Expenses:
Selling, general and administrative expenses	2,533,139	3,357,366	5,419,181	6,704,140
Depreciation and amortization	81,708	91,230	222,332	181,815
	2,614,847	3,448,596	5,641,513	6,885,955

Operating loss	(45,671)	(438,412)	(739,154)	(665,100)

Other expense (income):
Other income, net	(670)	(31,166)	(3,703)	(57,661)
Interest expense	88,893	88,330	172,661	169,143
	88,223	57,164	168,958	111,482

Loss from continuing operations before income taxes	(133,894)	(495,576)	(908,112)	(776,582)

Income tax (benefit) expense	(1,921)	43,491	24,923	47,070

Loss from continuing operations	(131,973)	(539,067)	(933,035)	(823,652)

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	41,683	(3,913,172)	44,247	(4,151,565)

Net loss	$(90,290)	$(4,452,239)	$(888,788)	$(4,975,217)

Basic net loss per common share:
Loss from continuing operations	$(0.01)	$(0.04)	$(0.07)	$(0.07)
Loss from discontinued operations	0.00	(0.32)	0.00	(0.34)
Net loss per share	$(0.01)	$(0.36)	$(0.07)	$(0.41)

Diluted net loss per common share:
Loss from continuing operations	$(0.01)	$(0.04)	$(0.07)	$(0.07)
Loss from discontinued operations	0.00	(0.32)	0.00	(0.34)
Net loss per share	$(0.01)	$(0.36)	$(0.07)	$(0.41)

Weighted-average number of common shares
Basic	12,262,741	12,210,397	12,254,257	12,202,214
Diluted	12,262,741	12,210,397	12,254,257	12,202,214

CONTACT:
DGSE Companies, Inc.
C. Brett Burford, 972-587-4021
Chief Financial Officer
investorrelations@dgse.com